Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Presidio Property Trust, Inc. and Subsidiaries of our report dated March 30, 2021, relating to the consolidated financial statements and the financial statement schedule of Presidio Property Trust, Inc. and Subsidiaries (the “Company”) which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Baker Tilly US, LLP

Irvine, California

December 30, 2021